Exhibit 99.4

REGISTRATION RIGHTS AGREEMENT
by and among
JACOBS PRIVATE EQUITY, LLC,
THE OTHER HOLDERS OF REGISTRABLE SECURITIES AND
DESIGNATED SECURED LENDERS
and
XPO LOGISTICS, INC.
Dated as of September 2, 2011

TABLE OF CONTENTS
ARTICLE I
Definitions
ARTICLE II
Registration Rights

Page
SECTION 2.01. Demand Registration Rights	5
SECTION 2.02. Piggyback Registration Rights	7
ARTICLE III
Registration Procedures

SECTION 3.01. Expenses of Registration and Selling	9
SECTION 3.02. Obligations of the Company	9
SECTION 3.03. Suspension of Sales	12
SECTION 3.04. Furnishing Information	13
ARTICLE IV
Indemnification and Contribution

SECTION 4.01. Indemnification	13
SECTION 4.02. Contribution	15
ARTICLE V
Miscellaneous

     REGISTRATION RIGHTS AGREEMENT dated as of September 2, 2011 (this “Agreement”), by and among JACOBS PRIVATE EQUITY, LLC (the “Investor Representative”), each of the other Holders (as defined below), each Designated Secured Lender (as defined below) and XPO LOGISTICS, INC., a Delaware corporation (the “Company”).
WITNESSETH:
          WHEREAS, this Agreement is entered into pursuant to that certain Investment Agreement dated as of June 13, 2011 (the “Investment Agreement”), by and among the Investor Representative, each of the other Initial Holders party thereto and the Company, pursuant to which the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated thereby.
          NOW, THEREFORE, in consideration of the foregoing, the Investor Representative, the other Initial Holders and the Company hereby agree as follows:
ARTICLE I
Definitions
          As used in this Agreement, the following terms shall have the following meanings:
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Board” means the Board of Directors of the Company.
          “Company” has the meaning set forth in the preamble to this Agreement, and its successors and permitted assigns.
          “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
          “Demand Registration” has the meaning set forth in Section 2.01(a).

          “Demand Registration Statement” has the meaning set forth in Section 2.01(a).
          “Designated Secured Lender” means any secured lender or other pledgee of a Holder to whom any Registrable Securities of such Holder are pledged as collateral or otherwise subjected to a lien to secure an obligation of such Holder, and with respect to which the applicable Holder has provided written notice to the Company that such person shall constitute a “Designated Secured Lender” for purposes of this Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Expenses” means all expenses incurred by the Company, the Holders and any Designated Secured Lenders in effecting any registration pursuant to this Agreement, including all registration and filing fees, printing expenses, reasonable fees and disbursements of one counsel selected by the Investor Representative to represent all Holders and Designated Secured Lenders of Registrable Securities included in such registration, blue sky fees and expenses and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but excluding all underwriting discounts and selling commissions applicable to the sale of the applicable Registrable Securities.
          “Holder” means each holder of Registrable Securities, including the Initial Holders and any assignees or transferees thereof (including any pledgees who acquire and hold Registrable Securities upon foreclosure of the underlying obligation).
          “including” means “including, without limitation”.
          “Initial Holders” means the persons set forth on Schedule I to this Agreement.
          “Investment Agreement” has the meaning set forth in the preamble to this Agreement.
          “Investor Representative” has the meaning set forth in the preamble to this Agreement.
          “Majority Holders” has the meaning set forth in Section 2.01(a).
          “Maximum Number of Shares” has the meaning set forth in Section 2.01(c).
          “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.
          “Piggyback Registration” has the meaning set forth in Section 2.02(a).
          “Preferred Stock” means the shares of Series A Convertible Perpetual Preferred Stock of the Company issued pursuant to the Investment Agreement.

          “Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.
          “registered and registration” shall refer to a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration of or automatic effectiveness of such Registration Statement or (b) filing a Prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.
          “Registrable Securities” means shares of Preferred Stock, Warrants and shares of Company Common Stock or other securities issued or issuable upon conversion of the Preferred Stock or upon exercise of the Warrants. Registrable Securities shall continue to be Registrable Securities (whether they continue to be held by the Initial Holders or they are transferred to other persons) until (i) they are sold pursuant to an effective Registration Statement under the Securities Act; or (ii) they may be sold by their holder without registration under the Securities Act pursuant to Rule 144 without limitation thereunder on volume or manner of sale or other restrictions under Rule 144.
          “Registration Rights” means the rights of Holders set forth in Article II to have Registrable Securities registered under the Securities Act for sale under one or more effective Registration Statements.
          “Registration Statement” means any registration statement filed by the Company under the Securities Act pursuant to the Registration Rights, including the Prospectus, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
          “Rule 144 and Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as such rule may be amended from time to time.
          “Scheduled Black-Out Period” means, with respect to any fiscal quarter, the period from and including the last day of such fiscal quarter to and including the day that is one day after the day on which the Company publicly releases its earnings for such fiscal quarter.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Warrants” means the warrants to purchase Company Common Stock issued pursuant to the Investment Agreement.

ARTICLE II
Registration Rights
          SECTION 2.01. Demand Registration Rights. (a) Subject to the provisions hereof, any Holder or group of Holders holding Registrable Securities constituting, convertible into or exercisable for, in the aggregate, no less than a majority of the total number of shares of Company Common Stock that either constitute Registrable Securities or are issuable upon conversion of Preferred Stock or exercise of Warrants that constitute Registrable Securities (the “Majority Holders”) may, at any time from and after the date hereof, request registration for resale under the Securities Act of all or part of the Registrable Securities (a “Demand Registration”) by giving written notice thereof to the Company (which request shall specify the number of shares of Registrable Securities to be offered by each Holder and/or its Designated Secured Lenders and whether such Registration Statement shall be a “shelf” Registration Statement under Rule 415 promulgated under the Securities Act). The Company shall give written notice of any request for a Demand Registration, which request complies with this Section 2.01(a), within five days after the receipt thereof, to each Holder who did not initially join in such request. Within 10 days after receipt of such notice, any such Holder may request in writing that all or part of its Registrable Securities be included in such Demand Registration, and the Company shall include in the Demand Registration the Registrable Securities of each such Holder requested to be so included, subject to the provisions of Section 2.01(c). Each such request shall specify the number of shares of Registrable Securities to be offered by such Holder and/or its Designated Secured Lenders. If requested by any Holder, the Company shall include as a selling security holder in the applicable Registration Statement any Designated Secured Lender of the applicable Holder with respect to the Registrable Securities of the applicable Holder, subject to Section 3.04. Subject to Section 2.01(c) below, upon receipt of a Demand Registration notice in accordance herewith, the Company shall use reasonable best efforts (i) to file a Registration Statement (which shall be a “shelf” Registration Statement under Rule 415 promulgated under the Securities Act if requested pursuant to the request of the Majority Holders pursuant to the first sentence of this Section 2.01(a)) registering for resale such number of Registrable Securities as requested to be so registered as promptly as reasonably practicable and in any event within 30 days, in the case of a registration statement on Form S-3, or 45 days, in the case of a registration statement on Form S-1, after the request of the Majority Holders therefor (such Registration Statement, a “Demand Registration Statement”) and (ii) to cause such Demand Registration Statement to be declared effective by the SEC as promptly as reasonably practicable thereafter. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.01(a): (A) with respect to securities that are not Registrable Securities; (B) during any Scheduled Black-Out Period; (C) if the aggregate offering price of the Registrable Securities to be offered is less than $5,000,000, unless the Registrable Securities to be offered constitute all of the then-outstanding Registrable Securities; or (D) within 90 days after the effective date of a prior Demand Registration Statement. If permitted under the Securities Act, such Demand Registration Statement shall be one that is automatically effective upon filing.

          (b) The Holders shall be entitled to a total of three Demand Registrations. A Registration Statement shall not count as a permitted Demand Registration unless and until it has become effective and Holders are able to register at least 75% of the Registrable Securities requested by the Holders to be included in such registration. A Demand Registration shall not count against the number of such registrations set forth in the second preceding sentence if (i) after the applicable Demand Registration Statement has become effective, such Demand Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other governmental agency or court for any reason attributable to the Company and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Securities or (ii) in the case of an underwritten offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason attributable to the Company or for any reason not attributable to the selling Holder or Holders or their applicable Designated Secured Lenders, and as a result of any such circumstances described in clause (i) or (ii), less than all of the Registrable Securities covered by the Demand Registration Statement are sold by the selling Holder or Holders or their applicable Designated Secured Lenders pursuant to the Demand Registration Statement.
          (c) The Company may include in a Demand Registration Statement shares of Company Common Stock for sale for its own account or for the account of other security holders of the Company. If such Demand Registration Statement is in respect of an underwritten offering and the managing underwriters of the requested Demand Registration advise the Company and the Investor Representative that in their reasonable opinion the number of shares of Company Common Stock or other securities proposed to be included in the Demand Registration Statement exceeds the number of shares of Company Common Stock or other securities that can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the offering price per share) (such maximum number of shares, the “Maximum Number of Shares”), the Company will include in such Demand Registration Statement only such number of shares of Company Common Stock and other securities that in the reasonable opinion of the managing underwriters can be sold without materially delaying or jeopardizing the success of the offering (including the offering price per share), which shares of Company Common Stock and other securities will be so included in the following order of priority: (i) first, the Registrable Securities of all Holders requested to be included therein, pro rata on the basis of the aggregate number of shares of Company Common Stock represented (including upon exercise or conversion) by the Registrable Securities requested to be included by each such Holder; (ii) second, the shares of Company Common Stock and other securities the Company proposes to sell; and (iii) third, any other shares of Company Common Stock and other securities that have been requested to be so included by any other person.
          (d) If any of the Registrable Securities covered by a Demand Registration are to be sold in an underwritten offering, the Company and the Investor Representative shall mutually agree upon the selection of the managing underwriter or underwriters. If the Company and the Investor Representative are unable to agree on the managing underwriter or underwriters within a reasonable amount of time, the Company and the Investor Representative shall each select a managing underwriter and such underwriters shall serve as joint managing underwriters in respect of such offering.
          (e) Notwithstanding the foregoing, if the Board determines in its good faith judgment that the filing of a Demand Registration Statement would require the disclosure of material non-public information concerning the Company that at the time is not, in the good faith judgment of the Board, in the best interests of the Company to disclose and is not, in the opinion of the Company’s counsel, otherwise required to be disclosed, then the Company shall have the right to defer such filing for the period during which such registration would require such disclosure; provided, however, that (x) the Company may not defer such filing for a period of more than 45 days per notice, (y) the total number of days that any such deferrals may be in effect in any 12-month period shall not exceed 90 days in the aggregate, less (without duplication) the number of days during such 12-month period in which any suspensions pursuant to Section 3.03(ii) are or have been in effect, and (z) the Company shall not exercise its right to defer a Demand Registration more than three times in the aggregate in any 12-month period, less the number of suspensions pursuant to Section 3.03(ii) that are or have been in effect during such 12-month period. The Company shall give written notice of its determination to the Holders and any applicable Designated Secured Lenders to defer the filing and of the fact that the purpose for such deferral no longer exists, in each case, as promptly as reasonably practicable after the occurrence thereof.
          (f) The Company shall use reasonable best efforts to keep each Demand Registration Statement effective until the earlier of (i) two years (in the case of a shelf Demand Registration Statement) or 90 days (in the case of any other Demand Registration Statement) from the effective date of such Demand Registration Statement and (ii) such time as all of the Registrable Securities covered by such Demand Registration Statement have been sold pursuant to such Demand Registration Statement.
          SECTION 2.02. Piggyback Registration Rights. (a) If at any time the Company has registered or has determined to register any of its securities for its own account or for the account of other security holders of the Company on any registration form (other than Form S-4 or S-8 or a successor form, or any other form if substantially all of the proceeds thereof are to be used to finance any publicly-announced acquisition) which permits the inclusion of the Registrable Securities (a “Piggyback Registration”), the Company will give the Holders written notice thereof promptly (but in no event less than 15 days prior to the anticipated filing date) and, subject to this Section 2.02, shall include in such registration all Registrable Securities requested to be included therein pursuant to the written request of one or more Holders received within 10 days after delivery of the Company’s notice. If requested by any Holder, the Company shall include as a selling security holder in the applicable Registration Statement any Designated Secured Lender of the applicable Holder with respect to the Registrable Securities of the applicable Holder, subject to Section 3.04. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, and the managing underwriters advise the Company and the Investor Representative that in their reasonable opinion the number of shares of Company Common Stock and other securities proposed to be included in such registration exceeds the Maximum Number of Shares, the Company shall include in such registration: (i) first, the number of shares of Company Common Stock and other securities that the Company proposed to sell; (ii) second, the number of shares of Company Common Stock and other Registrable Securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with this Section 2.02(a), pro rata on the basis of the aggregate number of shares of Company Common Stock represented (including upon exercise or conversion) by the Registrable Securities requested to be included by each such Holder; and (iii) third, any other shares of Company Common Stock and other securities that have been requested to be so included by any other person.
          (b) If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of shares of Company Common Stock or other securities other than the Holders (or, for the avoidance of doubt, their assignees) pursuant to a written agreement enforceable against the Company, and the managing underwriters advise the Company and the Investor Representative that in their reasonable opinion the number of shares of Company Common Stock and other securities proposed to be included in such registration exceeds the Maximum Number of Shares, then the Company shall include in such registration: (i) first, the number of shares of Company Common Stock and other securities requested to be included therein by the holder(s) requesting such registration; (ii) second, the number of shares of Company Common Stock and other Registrable Securities requested to be included therein by all Holders who have requested registration of Registrable Securities in accordance with Section 2.02(a), pro rata on the basis of the aggregate number of shares of Company Common Stock represented (including upon exercise or conversion) by the Registrable Securities requested to be included by each such Holder; (iii) third, the number of shares of Company Common Stock and other securities that the Company proposes to sell; and (iv) fourth, any other shares of Company Common Stock and other securities that have been requested to be so included by any other person.
          (c) If any Piggyback Registration is a primary or secondary underwritten offering, the Company shall have the right to select, in its sole discretion, the managing underwriter or underwriters to administer any such offering.
          (d) The Company shall not grant to any person the right to request the Company to register any shares of Company Common Stock or other securities in a Piggyback Registration unless such rights are consistent with the provisions of this Section 2.02.
          (e) Each Holder may withdraw all or any part of its Registrable Securities (on its own behalf or on behalf of its applicable Designated Secured Lender) from a Piggyback Registration at any time by delivering written notice of such withdrawal request to the Company, unless such Piggyback Registration is underwritten, in which case Registrable Securities may not be withdrawn after the effective date of the applicable Registration Statement.

ARTICLE III
Registration Procedures
          SECTION 3.01. Expenses of Registration and Selling. All Expenses of the Company, the Holders and the applicable Designated Secured Lenders incurred in connection with any registration, qualification or compliance hereunder or the sale of any securities registered hereunder shall be borne by the Company.
          SECTION 3.02. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable, subject to the other provisions of this Agreement:
          (a) Prepare and file with the SEC a Registration Statement with respect to a proposed offering of Registrable Securities and use reasonable best efforts to have such Registration Statement declared effective as promptly as practicable.
          (b) Prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the Prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement.
          (c) Furnish to the selling Holder or Holders, any applicable Designated Secured Lender and any underwriters such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.
          (d) Use reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Investor Representative or any managing underwriter(s), to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and to take any other action which may be reasonably necessary to enable the selling Holder or Holders or their applicable Designated Secured Lenders to consummate the disposition in such jurisdictions of the securities owned by the selling Holder or Holders or their applicable Designated Secured Lenders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, to file a general consent to service of process or to become subject to taxation in any such states or jurisdictions.
          (e) Notify the selling Holder or Holders and their applicable Designated Secured Lenders at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable Prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.
          (f) Give written notice to the selling Holder or Holders and their applicable Designated Secured Lenders:
     (i) when any Registration Statement filed pursuant to Section 2.01 or 2.02 or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;
     (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the Prospectus included therein or for additional information;
     (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;
     (iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
     (v) of the happening of any event that requires the Company to make changes in any effective Registration Statement or Prospectus in order to make the statements therein not misleading (in the case of the Prospectus, in the light of the circumstances under which such statements were made), which notice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made.
          (g) Use reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement referred to in Section 3.02(f)(iii) at the earliest practicable time.
          (h) Upon the occurrence of any event contemplated by Section 3.02(f)(v), promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or file any other required document so that, as thereafter delivered to the selling Holder or Holders, their applicable Designated Secured Lenders and any underwriters, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If the Company notifies the selling Holder or Holders and their applicable Designated Secured Lenders in accordance with Section 3.02(f)(v) to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made, then the selling Holder or Holders and their applicable Designated Secured Lenders and any underwriters shall suspend use of such Prospectus and use reasonable best efforts to return to the Company all copies of such Prospectus (at the Company’s expense) other than permanently filed copies then in the possession of the selling Holder or Holders, their applicable Designated Secured Lenders or the underwriters.
          (i) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Investor Representative or any managing underwriter(s).
          (j) In the case of an underwritten offering, enter into an underwriting agreement in form, scope and substance as is customarily entered into for similar underwritten offerings of equity securities by similar companies and take all such other actions reasonably requested by the Investor Representative or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith (i) make such representations and warranties to the selling Holder or Holders, their applicable Designated Secured Lenders and the managing underwriter(s) with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by the issuer in similar underwritten offerings of equity securities by similar companies, and, if true, confirm the same if and when requested; (ii) use reasonable best efforts to furnish the underwriter(s) with opinions of counsel to the Company, addressed to the managing underwriter(s), covering the matters customarily covered in the opinions requested in similar underwritten offerings of equity securities by similar companies; (iii) use reasonable best efforts to obtain “cold comfort” letters from the current and former independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Registration Statement) who have certified the financial statements included in such Registration Statement, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with similar underwritten offerings of equity securities by similar companies; (iv) if an underwriting agreement is entered into, provide that the same shall contain indemnification provisions and procedures customary in similar underwritten offerings of equity securities by similar companies and consistent with the provisions of Section 4.01 hereof; and (v) deliver such documents and certificates as may be reasonably requested by the selling Holder or Holders, their counsel and the managing underwriter(s) to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.
          (k) Make available for inspection by a single representative of the selling Holder or Holders and their applicable Designated Secured Lenders, and the managing underwriter(s), if any, and their respective attorneys or accountants, at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Registration Statement.
          (l) (i) Use reasonable best efforts to cause all shares of Company Common Stock covered by a Registration Statement to be listed on the national securities exchange on which the Company Common Stock is then listed, and enter into such customary agreements, including a supplemental listing application and indemnification agreement in customary form; provided, however, that the applicable listing requirements are satisfied, and (ii) provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement. For the avoidance of doubt, the Company shall bear the cost of all reasonable expenses associated with any listing.
          (m) Make reasonably available senior executives of the Company to participate in “road show” and other marketing presentations from time to time as reasonably requested by the managing underwriter(s), if any.
          SECTION 3.03. Suspension of Sales. During (i) any Scheduled Black-Out Period, (ii) upon receipt of written notice from the Company that the Board has determined, in good faith, that permitting continuing offers and sales of Registrable Securities registered under a shelf Registration Statement would require the disclosure of material non-public information concerning the Company that at the time is not, in the good faith judgment of the Board, in the best interests of the Company to disclose and is not, in the opinion of the Company’s counsel, otherwise required to be disclosed, the period during which allowing such offers and sales would require such disclosure (provided that (x) the Company may not suspend use of the applicable Registration Statement pursuant to this clause (ii) for a period of more than 45 days per notice, (y) the total number of days that any such suspensions pursuant to this clause (ii) may be in effect in any 12-month period shall not exceed 90 days in the aggregate, less (without duplication) the number of days during such 12-month period in which any deferrals pursuant to Section 2.01(e) are or have been in effect, and (z) the Company shall not exercise its right to suspend use of a Registration Statement pursuant to this clause (ii) more than three times in the aggregate in any 12-month period, less the number of deferrals pursuant to Section 2.01(e) that are or have been in effect during such 12-month period), or (iii) the period following receipt of written notice from the Company that a Registration Statement, Prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding for purposes of this clause (iii) any event or circumstances to which clause (ii) could be applicable), the selling Holder or Holders and their applicable Designated Secured Lenders shall discontinue disposition of Registrable Securities pursuant to the applicable Registration Statement until the termination of such Scheduled Black-Out Period or until the selling Holder or Holders and their applicable Designated Secured Lenders have received copies of a supplemented or amended Prospectus or prospectus supplement, or until the selling Holder or Holders and their applicable Designated Secured Lenders are advised in writing by the Company that the use of the Prospectus and, if applicable, prospectus supplement may be resumed. If so directed by the Company, in the case of a suspension pursuant to clause (iii), the selling Holder or Holders and their applicable Designated Secured Lenders shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in their possession, of the Prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such suspension notice. The Company shall use reasonable best efforts to cure any untrue statement of a material fact or material omission in order to permit the resumption of dispositions at the earliest practicable date following a suspension in accordance with clause (iii).
          SECTION 3.04. Furnishing Information. It shall be a condition precedent to the obligations of the Company to include the Registrable Securities of any Holder and its Designated Secured Lenders in any Registration Statement that the applicable Holder or its applicable Designated Secured Lender furnish to the Company such information regarding itself, the Registrable Securities held by or pledged to it and the intended method of disposition of such securities as shall be required to effect the registered offering of its Registrable Securities in accordance with the Securities Act and the requirements of the applicable Securities Act form. As a condition to any Designated Secured Lender being named as a selling security holder in any Registration Statement pursuant hereto, the Company may, in its discretion, require that such Designated Secured Lender confirm in writing its agreement to comply with the obligations of a Designated Secured Lender specified in this Agreement with respect to such registration.
ARTICLE IV
Indemnification and Contribution
          SECTION 4.01. Indemnification. (a) In connection with each registration pursuant to Article II, the Company agrees to indemnify and hold harmless each selling Holder and each Designated Secured Lender named as a selling security holder in the applicable Registration Statement, and each person, if any, who controls any such person within the meaning of Section 15 of the Securities Act, as follows:
     (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement of a material fact included in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

     (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld;
provided, however, that, with respect to any selling Holder or Designated Secured Lender, this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such selling Holder or Designated Secured Lender expressly for use in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto).
          (b) Each selling Holder and each Designated Secured Lender agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, each of its officers who signed a Registration Statement and the other selling Holders and applicable Designated Secured Lenders, and each person, if any, who controls the Company, any other selling Holder or any Designated Secured Lender within the meaning of Section 15 of the Securities Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 4.01(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by such selling Holder or Designated Secured Lender expressly for use in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); provided that no such selling Holder or Designated Secured Lender shall be liable under this Section 4.01 for any amounts exceeding the product of the sales price per Registrable Security and the number of Registrable Securities being sold pursuant to such Registration Statement or Prospectus by such selling Holder or Designated Secured Lender.
          (c) Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve the indemnifying party from any liability it may have under this Agreement, except to the extent that the indemnifying party is prejudiced thereby. If it so elects, after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it; provided, however, that the indemnified party shall be entitled to participate in (but not control) the defense of such action with counsel chosen by it, the reasonable fees and expenses of which shall be paid by such indemnified party, unless a conflict would arise if one counsel were to represent both the indemnified party and the indemnifying party, in which case the reasonable fees and expenses of counsel to the indemnified party shall be paid by the indemnifying party or parties. In no event shall the indemnifying party or parties be liable for a settlement of an action with respect to which they have assumed the defense if such settlement is effected without the written consent of such indemnifying party, or for the reasonable fees and expenses of more than one counsel for (i) the Company and its officers, directors and controlling persons as a group, and (ii) the selling Holders, the applicable Designated Secured Lenders and their controlling persons as a group, in each case, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; provided, however, that if, in the reasonable judgment of an indemnified party, a conflict of interest may exist between such indemnified party and the Company or any other of such indemnified parties with respect to such claim, the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.
          SECTION 4.02. Contribution. (a) If the indemnification provided for in or pursuant to Section 4.01 is due in accordance with the terms hereof, but held by a court of competent jurisdiction to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any selling Holder or Designated Secured Lender be greater in amount than the amount for which such selling Holder or Designated Secured Lender would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4.01(a) had been available under the circumstances.
          (b) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4.02(b), each director of the Company, each officer of the Company who signed a Registration Statement, and each person, if any, who controls the Company or a selling Holder or Designated Secured Lender within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company or such selling Holder or Designated Secured Lender, as the case may be.

ARTICLE V
Miscellaneous
          SECTION 5.01. Indemnities to Survive. The indemnity and contribution agreements contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of any underwriting or agency agreement; (ii) any investigation made by or on behalf of the selling Holder or Holders, any applicable Designated Secured Lender, the Company or any underwriter or agent or controlling person; or (iii) the consummation of the sale or successive resales of the Registered Securities.
          SECTION 5.02. Lock-Up Agreements. (a) The Company agrees that, in connection with an underwritten offering in respect of which Registrable Securities are being sold, if requested by the managing underwriter(s), it will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Company Common Stock or securities convertible into or exchangeable or exercisable for Company Common Stock (subject to customary exceptions), other than any such sale or distribution of Company Common Stock upon conversion of the Preferred Stock or upon exercise of the Warrants, for a period of 90 days from the effective date of the registration statement pertaining to such Registrable Securities or such shorter period to which the selling Holder or Holders and the Designated Secured Lenders are subject.
          (b) The lock-up agreements set forth in Section 5.02(a) shall be subject to customary exceptions that may be set forth in a written underwriting agreement.
          SECTION 5.03. Enforcement. The Company, the Holders and the Designated Secured Lenders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, the Holders and the Designated Secured Lenders shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

          SECTION 5.04. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use reasonable best efforts to:
          (a) for so long as it is subject to the periodic reporting obligations of the Exchange Act, make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;
          (b) for so long as it is subject to the periodic reporting obligations of the Exchange Act, file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
          (c) furnish to the Holders and any Designated Secured Lenders forthwith upon request: (i) in the event the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act; (ii) in the event the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents as the Holders may reasonably request in availing themselves of any rule or regulation of the SEC allowing them to sell any such securities without registration; provided, however, that the Company shall be deemed to have furnished any such document if it shall have timely made such document available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System, or a successor system.
          SECTION 5.05. Notices. Any notice, demand or delivery to the Investor Representative or the Company authorized by this Agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to the Investor Representative or the Company, as applicable, as follows:
          if to the Investor Representative, to:
Jacobs Private Equity, LLC
350 Round Hill Road
Greenwich, CT 06831
Facsimile: 203-661-6684
Attention: Bradley S. Jacobs

          with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: 212-474-3700
Attention: Eric L. Schiele, Esq.
          if to the Company, to:
XPO Logistics, Inc.
3399 South Lakeshore Drive, Suite 225
Saint Joseph, MI 49085
Facsimile: 269-695-7458
Attention: John D. Welch,
or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.
          Any notice required to be given by the Company to the Holders (other than the Investor Representative) or any Designated Secured Lenders pursuant to this Agreement shall be made by mailing by registered mail, return receipt requested, to such Holders at their respective addresses shown on the register of the Company or to such Designated Secured Lenders at their respective addresses designated in writing to the Company by the applicable Holders. Any notice that is mailed to any such Holder or Designated Secured Lender in the manner herein provided shall be conclusively presumed to have been duly given when mailed, whether or not such Holder or Designated Secured Lender receives the notice.
          SECTION 5.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          SECTION 5.07. Assignment; Persons Benefiting. Any Holder may assign all or a portion of its rights hereunder (including the exclusive right to exercise the Registration Rights with respect to such Holder’s Registrable Securities) to any person (including any secured lender or other pledgee of such Holder) to which such Holder assigns or transfers any interest in all or a portion of such Holder’s Registrable Securities. The Company shall acknowledge any such assignment promptly upon the written request (including documentation reasonably satisfactory to the Company of such assignment) of such Holder or such Holder’s assignee. This Agreement shall be binding upon and inure to the benefit of the Company and the Investor Representative, and their respective successors, assigns, beneficiaries, executors and administrators, and the Holders from time to time of the Registrable Securities, and the Designated Secured Lenders. Except as otherwise expressly provided herein, nothing in this Agreement is intended or shall be construed to confer upon any person, other than the Company, the

Investor Representative, the Holders and the Designated Secured Lenders, any right, remedy or claim under or by reason of this Agreement or any part hereof.
          SECTION 5.08. Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile and/or electronic mail transmission, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
          SECTION 5.09. Amendments. Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged or terminated other than in a writing signed by each of the Company and the Majority Holders.
          SECTION 5.10. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 5.11. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.
          SECTION 5.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          SECTION 5.13. Attorney’s Fees. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorney’s fees in addition to its costs and expenses and any other available remedy.
          SECTION 5.14. Limitation of Liability. No party to this Agreement shall be liable to any other party for any consequential, indirect or special damages under any provision of this Agreement or for any consequential, indirect, punitive or special damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

XPO LOGISTICS, INC.
by	/s/ Michael R. Welch
	Name:	Michael R. Welch
	Title:	Chief Executive Officer

JACOBS PRIVATE EQUITY, LLC, for itself and on behalf of each of the other Initial Holders listed on Schedule I hereto
by	/s/ Bradley S. Jacobs
	Name:	Bradley S. Jacobs
	Title:	Managing Member

SCHEDULE I
INITIAL HOLDERS
Albert J. Jacobs Trust
Fred Bratman
Ronald B. Brown
Sharon Jacobs Brown
Charles Cahn III
Charlotte S. Jacobs Trust
Eli Dominitz
Martin Flumenbaum
Ben Gordon
William Harrison
Jacobs Private Equity, LLC
Theodore R. Jacobs
Adrian P. Kingshott
Michael J. Kneeland
James J. Martell
Michael G. Jesselson 4/8/71 Trust
Michael G. Jesselson 12/18/80 Trust
Michael S. Nervick Revocable Trust dated 5/26/05
Robert Nardone
Jay Novik
Lucy M. Peterson
Springer Wealth Management LLC
Taha, LLC
Christopher Tsai
Tong Yu
XPO Partners LLC